Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT made and entered into as of this 1st day of, July 2014 (the “Effective Date”), is between GRANDPARENTS.com, INC., a Delaware corporation, hereinafter referred to as the “COMPANY” and MEL HARRIS, hereinafter referred to as the “CONSULTANT”.

Preliminary Statements:

a.)          The COMPANY desires to secure the services of the CONSULTANT and the CONSULTANT desires to provide consulting services to the COMPANY, subject to the terms and conditions set forth in this Agreement.

b.)          The COMPANY acknowledges that the CONSULTANT is of vital importance to the COMPANY’s continued growth in relation to its competitors.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties agree as follows:

1.          RECITALS. The foregoing recitals are true and correct and are made a part hereof.

Exhibit 10.1

2.          CONSULTING SERVICES. During the term of this Agreement, the CONSULTANT agrees to make himself available as requested by the Board of Directors or Chief Executive Officer of the COMPANY to consult with and advise the COMPANY concerning matters which the CONSULTANT’s background and experience make it suitable for him to consult and advise upon. COMPANY will nominate CONSULTANT to serve as a Director on the Board of Directors of the COMPANY. In addition, if elected, the CONSULTANT shall serve during the duration of this Agreement, as Vice Chairman of the Board of Directors. CONSULTANT will not be entitled to any compensation for his service on the Board of Directors during the term of this Agreement. The initial term of this Agreement is five (5) years from the date hereof. The Agreement shall renew automatically for an additional five (5) year period unless terminated in writing by either party sixty (60) days prior to the expiration of the current term. In the event of a material breach of this Agreement, which remains uncured, for thirty (30) days after written notice describing the breach from the non-breaching party to the breaching party, either party may terminate this Agreement by providing written notice of termination to the other party. The COMPANY may terminate this Agreement immediately upon the death of CONSULTANT or CONSULTANT becoming permanently and Totally Disabled. As used herein, CONSULTANT is “Permanently and Totally Disabled” if he: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for a period of 90 consecutive days; or (ii) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in permanent incapacity or can be expected to last for at least 180 days in any rolling 12-month period. Whether the CONSULTANT is Permanently and Totally Disabled shall be determined by a physician mutually selected by the COMPANY and CONSULTANT, and the costs of the exam will be paid for by the COMPANY to the extent exam is not reimbursed by CONSULTANT’S healthcare insurance. If the COMPANY and CONSULTANT cannot agree on a physician, each shall select its own physician and the selected physicians will select a physician to make the determination, and the CONSULTANT and the COMPANY shall share the costs of the physician to the extent exam is not reimbursed by CONSULTANT’S healthcare insurance. This Agreement shall terminate upon the death of CONSULTANT. Upon termination of this Agreement due to CONSULTANT’S death or Disability (i) COMPANY shall provide reimbursement for reimbursable expenses already incurred, and (ii) COMPANY shall pay the monthly installment of the consulting fee for the month in which the Agreement terminated, and (iii) any unvested warrants shall vest.

Exhibit 10.1

3.            COMPENSATION.

(A)         As compensation for the services described herein, the COMPANY agrees to pay the CONSULTANT the sum of Two Hundred Twenty Five Thousand Dollars ($225,000.00) per year commencing on the first day of the month following the month during which the COMPANY first becomes cash flow positive, and payable in equal monthly installments during each month thereafter.

(B)         During the term of this Agreement, the CONSULTANT, shall be eligible to participate in any and all pension, insurance, bonus arrangement, stock purchase or similar arrangements including but not limited to stock incentive plans, stock options plans, stock or warrant purchase plans, stock appreciation rights plans, including the issuance or purchase of warrants to which the COMPANY is or will be a party for the benefit of any of its officers, directors or employees.

(C)         As further inducement for the CONSULTANT to enter into this Agreement, the COMPANY hereby grants a five (5) year warrant to the CONSULTANT to purchase 5,000,000 shares of the common stock of the COMPANY at the a price per share equal the fair market value of a share of common stock as of the grant date. 2,500,000 warrants shall vest immediately upon the execution of this Agreement and the balance shall vest at the rate of 312,500 warrants quarter-annually for eight (8) quarters commencing ninety (90) days from the date of the execution of this Agreement. The warrant shall be subject to and governed by the terms of a standard form of warrant agreement, a form of which is attached hereto as Exhibit A.

Exhibit 10.1

4.            EXPENSE REIMBURSEMENT. The COMPANY shall reimburse the CONSULTANT for all reasonable and necessary travel and entertainment expenses, as well as such others incurred by the CONSULTANT in connection with his duties hereunder for the COMPANY, pursuant to the COMPANY’s expense reimbursement policy as in effect from time to time.

5.            CONSULTANT’S REPRESENTATIONS AND COVENANTS.

(A)         CONSULTANT shall, no later than fifteen (15) days following the Effective Date, apply his life and health insurance broker license to Grandparents Insurance Solutions, LLC (“GIS”), a subsidiary of the COMPANY, and be listed as a Designated Responsible Producer to qualify GIS as an insurance broker. CONSULTANT shall not be entitled to any additional consideration for the covenant in this Section 5(A).

(B)           For so as long as Nancy Ryan (“Ryan”) is an employee of Preferred Employers Group, Inc. (“PEG”), or any of its affiliates, CONSULTANT shall ensure that (i) Ryan’s property and casualty insurance licenses are applied to GIS; and (ii) Ryan serves as a Designated Responsible Producer, in accordance with the consulting agreement between the COMPANY and PEG.

(C)         CONSULTANT has not and will not receive any compensation or consideration from C.V. Starr & Co. or any of its affiliates (collectively with its affiliates “CV Starr”) regarding CV Starr’s business relations with the COMPANY, including the consulting fee paid by the Company to CV Starr and any override paid by the COMPANY to CV Starr for any insurance policies sold.

Exhibit 10.1

6.          INDEMNIFICATION. The COMPANY will indemnify and hold the CONSULTANT harmless, as well as his agents, servants and employees, from and against all losses, claims, damages, liabilities, or costs (including, without limitation, reasonable attorneys’ fees at all levels including appellate courts) and expenses, as incurred arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any offering circular prospectus or filing prepared by the COMPANY or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omissions or alleged omission of material fact required to be stated therein or necessary to make the statements therein not misleading. The COMPANY shall maintain directors’ and officers’ insurance (“D & O Insurance”) with coverage limits no less than those which currently exist, from established and reputable insurers.

7.          CONFIDENTIALITY. The parties shall maintain in confidence the terms and conditions of this Agreement and shall not disclose same unless (i) the other party consents in writing, (ii) otherwise required by law, regulation, subpoena, or court order, (iii) necessary to give effect to any term of this Agreement, or (iv) to their professional advisors, insurers, lenders, shareholders, members or partners (and as to such persons, each of them shall agree to hold in confidence the terms and conditions of this Agreement and shall not disclose same). If a party receives a subpoena or court order requiring disclosure of some or all of the terms and conditions of this Agreement, that party shall immediately provide copies of same to the other party to this Agreement.

8.          AMBIGUITY. The parties and their respective counsel have reviewed and revised this Agreement. Accordingly, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of any of its terms.

Exhibit 10.1

9.          SEVERABILITY. If any of the provisions of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby.

10.         NOTICES. All notices required or permitted under this Agreement shall be in writing, and shall be given by postage prepaid, registered or certified mail, return receipt requested, by hand delivery with an acknowledgment copy requested, or by the Express overnight mail service offered by the United States Post Office, directed to the Parties as set forth below, or to any new address of which any party hereto shall have informed the other party by the giving of notice in the manner provided herein. Such notice shall be effective, if sent by mail, three (3) business days after it is mailed within the continental United States; if sent by Express overnight mail service, two (2) business days after it is mailed; or if by hand delivery, upon receipt.

NOTICE TO CONSULTANT:	COPY TO:
Mr. Mel Harris	Ira M. Elegant, Esq.
xxxxxxxxxxxxxxxxxxxxxxxxx	Buchbinder & Elegant, P.A.
xxxxxxxxxxxxxxxxxxxxxxxxx	46 SW 1st Street, 4th Floor
Facsimile: xxxxxxxxxxxxxxxxx	Miami, Florida 33130
Facsimile: (305) 358-5202

NOTICE TO THE COMPANY: Grandparents.com, Inc. 589 Eighth Avenue, 6th Floor New York, NY 10018 Facsimile: (646) 654-6106	COPY TO: Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, PC 666 Third Avenue New York, New York 10017 Facsimile: (212) 983-3115 Attn: Daniel DeWolf, Esq.

11.         ENTIRE AGREEMENT. This Agreement embodies and represents the full Agreement of the parties relating to the matters addressed herein, supersedes any and all prior written agreements and written understandings, if any, relating to the matters addressed herein between the parties, and shall be binding on all business entities, existing or to be formed by the COMPANY, or its successors or assigns and shall not be modified unless in a writing signed by both parties.

Exhibit 10.1

12.         COUNTERPART EXECUTION. This Agreement may be executed by facsimile or e-mail. Executed counterparts in electronic format, including .PDF or e-mail, or facsimile are to be treated as hand-marked originals and shall be of equal import and effect as hand-marked originals and binding.

13.         HEADINGS. The headings are for the convenience of the parties, and are not to construed as terms or conditions of this Agreement.

14.         GOVERNING LAW. This Agreement shall be construed in accordance and governed by the laws of the State of Florida.

15.         MISCELLANEOUS.

(A)         In the event there is litigation, as to anything arising out of, connected with or related to this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys’ fees and costs, from the other party, at all levels, including appellate courts.

(B)         The parties further agree that this Agreement has been negotiated and drafted by the mutual efforts of the parties and their respective counsel and that no evidentiary or judicial presumption can or shall be made that either party is the primary drafter thereof, nor shall any of the terms of this Agreement be construed in favor, or against, either of the parties as the primary drafter thereof.

(C)         It is agreed that the CONSULTANT shall not be required to devote his full time and efforts to the COMPANY in this consulting capacity.

16.         ASSIGNMENT. This Agreement may not be assigned by either party, without the prior written consent of the other party. In the event of assignment, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their affiliates, their subsidiaries, their related entities, and their successors and assigns. The parties to this Agreement shall not have the right to assign this Consultation Agreement, without the prior written consent of the other party.

Exhibit 10.1

IN WITNESS WHEREOF the parties have executed these presents, the day and year first above written.

MEL HARRIS

/s/ Mel Harris

GRANDPARENTS.com, INC., a
Delaware corporation

By:	/s/ Steve Leber
Chief Executive Officer

Attest:

/s/ Matthew Schwartz
Secretary